EXHIBIT 99.1

NYSE Group Announces Workforce Reduction

New York, Nov. 8, 2006 - NYSE Group, Inc. (NYSE: NYX) today announced a workforce reduction of more than 500 positions, including approximately 400 employees and 120 full-time consultants, from its NYSE, NYSE Arca and Securities Industry Automation Corporation (SIAC) business units. This organizational downsizing, which is effective immediately and extends through March 2007 for certain positions, excludes NYSE Regulation and reflects ongoing initiatives to cut costs and improve efficiencies, eliminate duplicate services, and leverage synergies resulting from the March 2006 NYSE-Archipelago merger. Since March 2005 when NYSE, Archipelago Holdings, and SIAC had 3,484 employees on a combined pro forma basis, there has been a reduction of over 950 employees; excluding NYSE Regulation, this represents a 35% workforce reduction.

Individuals whose positions are being eliminated will receive separation packages, and those eligible will receive outplacement services and retirement benefits. As part of the terms of NYSE Group’s recent SIAC transaction, approximately 150 SIAC positions which are part of this workforce reduction will become part of the American Stock Exchange.

About NYSE Group, Inc.

NYSE Group, Inc. (NYSE:NYX) operates two securities exchanges: the New York Stock Exchange (the “NYSE”) and NYSE Arca, Inc. (formerly known as the Archipelago Exchange, or ArcaEx®, and the Pacific Exchange). NYSE Group is a leading provider of securities listing, trading and market data products and services. In the third quarter of 2006, on an average trading day, 2.2 billion shares, valued at $80.1 billion, were traded on the exchanges of the NYSE Group.

The NYSE is the world’s largest and most liquid cash equities exchange. The NYSE provides a reliable, orderly, liquid and efficient marketplace where investors buy and sell listed companies’ common stock and other securities. On September 30, 2006, the operating companies listed on the NYSE represented a total global market capitalization of $23.0 trillion.

NYSE Arca operates NYSE Arca, Inc., the first open, all-electronic stock exchange in the United States, and has a leading position in trading exchange-traded funds and exchange-listed securities. NYSE Arca, Inc. is also an exchange for trading equity options. NYSE Arca’s trading platforms provide customers with fast electronic execution and open, direct and anonymous market access.

NYSE Regulation, an independent not-for-profit subsidiary, regulates member organizations through the enforcement of marketplace rules and federal securities laws. NYSE Regulation also ensures that companies listed on the NYSE and NYSE Arca meet their financial and corporate governance listing standards.

For more information on NYSE Group, go to: www.nyse.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on NYSE Group’s current expectations and involve risks and uncertainties that could cause NYSE Group’s actual results to differ materially from those set forth in the statements. There can be no assurance that such expectations will prove to be correct. Actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that could cause NYSE Group’s results to differ materially from current expectations include, but are not limited to: NYSE Group’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Group’s Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Group that the projections will prove to be correct. NYSE Group undertakes no obligation to release any revisions to any forward-looking statements.